                                   EXHIBIT 99


                        [OXFORD HEALTH PLANS LETTERHEAD]


For Further Information:

Investor Contact:          Mitch Truwit
                           (203) 851-1986

Media Contact:             Madeline Hardart
                           (212) 885-0417
                           Nicole Reilly
                           (212)885-0338


FOR IMMEDIATE RELEASE


           OXFORD HEALTH PLANS, INC. ANNOUNCES SECOND QUARTER RESULTS

  $286 Million in Restructuring and Unusual Charges Associated with Turnaround
           Plan Leads to a $508 Million Reported GAAP Operating Loss

   Oxford CEO Payson Outlines Plan to Achieve Profitability Within 12 Months


         NORWALK, CONNECTICUT, AUGUST 11, 1998 -- Oxford Health Plans, Inc. (NASDAQ: OXHP) announced today that it had recorded restructuring charges of $174 million and unusual charges of $112 million principally associated with the implementation of the Company's turnaround plan in the quarter ended June 30, 1998, resulting in a pre-tax loss of $508 million for the quarter. Despite these reported losses, Oxford's Net Cash Provided by Operating Activities was $29.5 million in the second quarter. "The actions announced today represent a 'line in the sand' separating Oxford's past and its future as we implement our plans to restore Oxford to profitability," stated Norman C. Payson, M.D., Oxford's chief executive officer. "Oxford continues to have extraordinary franchise value and a leading market position in the New York Metropolitan market. Our turnaround plans are built on this strong foundation."

         The Net Loss we reported today does not provide a clear picture of the Company's current operating performance because of the one-time charges and non-recurring expenses," said Yon Yoon Jorden, the Company's new chief financial officer. "Despite these operating losses, Net Cash provided by Operating Activities was $29.5 million in the second quarter, bringing our June 30th Cash and Marketable Securities to $1.1 billion. On a normalized basis, Cash Flows from Operations was a loss of $85 million, after removing the one-time effects of tax refunds, extraordinary receivables collections and adding back one-time financing transaction costs," said Ms. Jorden.

         The Company also announced that the New York State Insurance Department had completed its financial examinations of Oxford's New York subsidiaries. "We have fully cooperated with the Department's requests and have recently contributed $152 million to our New York subsidiaries, to satisfy the issues addressed in the examination, and ensure that the New York subsidiaries meet all statutory capital requirements," stated Dr. Payson. "We appreciate the assistance and guidance of the Department staff and Superintendent Levin in bringing the Department's examinations of Oxford to a successful conclusion. Going forward, the Company has over $1 billion in cash and marketable securities, strengthened reserves to pay medical claims, and subsidiaries that currently meet their regulatory capital requirements."

         The Company also noted that it continued to experience high levels of retention in its physician network and membership as a testament to its strong brand. In New York magazine's recent study of the "Best Doctors in New York", Oxford's network was found to have 85% of those "Best Doctors" who participate in an HMO, approximately 45% greater than the next closest competitor.1 The Company is also pleased that in two separate independent consumer satisfaction studies conducted in 1998, the Company's New York HMO was ranked the top health plan among all enrollees in the New York City area market of plans included in the 1998 MEDSTAT Quality CatalystTM Program in alliance with J.D. Power and Associates and the New England Medical Center, and its point-of-service (POS) program won for the third consecutive time as the top-rated POS program in the New York City area by CareData Inc.2

         The Company reported the following financial data:

         (1) Revenue for the quarter ended June 30, 1998 was $1.2 billion, an increase of 12% from the year earlier quarter. Revenue for the six months ended June 30, 1998 was $2.4 billion, an increase of 18% from the year earlier period. Total membership was 2,004,700 at June 30, 1998, an increase of 9% from June 30, 1997. Membership and Revenue were down modestly in the second quarter versus the first quarter, in part because of the Company's withdrawal from the Connecticut Medicaid Program.

         (2) The quarterly loss includes restructuring and unusual charges principally associated with the implementation of the Turnaround Plan outlined by Dr. Payson. The restructuring charge of $174 million includes $45 million in provisions related to consolidation of operations mostly comprised of the writedown of leasehold improvements as well as the termination of certain lease commitments, a $62 million provision for disposition of non-core assets, investments and subsidiaries, a $51 million reserve for Non-Core Medicare and Medicaid businesses where the Company will restructure or exit by year end and $16 million in reserves for certain other assets. The Company also recorded unusual charges of $112 million, including $38 million for the write-off of the Company's investment in FPA Medical Management, Inc., which recently filed for bankruptcy protection, and $74 million for strengthening of various reserves and allowances.

         (3) Health care services expense for the second quarter was $1.2 billion, and the medical loss ratio (health care services as a percentage of premium revenue) was 102.8%. The Medical Loss Ratio was adversely affected by the impact of claim reserve strengthening and changes to estimated reserves for premiums receivable related to prior periods, which are distinct from the Restructuring and Unusual Charges. After removing the effect of these charges, the Medical Loss Ratio was 95%. This loss ratio includes business lines that will be discontinued or restructured, which have higher medical loss ratios.

         (4) Marketing, general and administrative expenses including depreciation and amortization were $204 million for the second quarter, essentially flat compared to the first quarter of 1998. The second quarter of 1998 also included $21 million for interest and financing expense primarily relating to the closing of the Company's issuance of $350 million in Preferred Stock to affiliates of Texas Pacific Group and other investors, the issuance of $200 million of senior notes and the borrowing of $150 million under a senior secured term loan. Interest charges on the senior notes and term loan will amount to approximately $9 million per quarter in future quarters.

         "The charges taken today are an important step in the implementation of the Company's plan to return to profitability within the next 12 months and identify the resources required to accomplish our goal," said Dr. Payson. "The new management team is aggressively pursuing our turnaround plan, is pleased with our initial progress and is confident we will achieve our goal of profitability in the second half of 1999." The Company's turnaround plan calls for:

         1. Focus on Oxford's core commercial market in metropolitan New York and dispose of or restructure non-core businesses. The Company has withdrawn from the Medicaid business in Connecticut and New Jersey, and has confined its New York Medicaid program primarily to Brooklyn; and the Company has transferred medical risk to a third party in its Pennsylvania Medicaid program and intends to do so in New York prior to year end. In Medicare, the Company is finalizing negotiations to enter into risk sharing agreements with healthcare providers. Oxford is in the process of selling or closing its commercial health plans in Florida, New Hampshire and Illinois and it plans to be out of these markets by year end.

         2. Reduction in administrative costs. Under the leadership of the Company's Chief Administrative Officer, Marv Rich, the Company's goal is to reduce administrative expense to total approximately 14.5% of revenue in 1999 versus 17% in the first half of 1998. The Company's cost reduction goals include eliminating administrative costs of discontinued businesses, consolidation of management responsibilities already underway, consolidation of operations and real estate and reduction of use of outside consultants. The Company estimates that the second half of 1998 administrative costs will be approximately 10% less than the first half administrative costs.

         3. Physician and Hospital rate adjustments. The Company recently announced selective physician fee reductions primarily in specialist physician fees estimated to equate to 1.75% of commercial premiums. These adjustments bring the Company's reimbursement levels more in line with market levels. The Company also intends to renegotiate its hospital reimbursement levels in a thorough review of its hospital network. The Company will continue its model of fee for service reimbursement for commercial programs and does not intend to significantly reduce the size of its high quality network of physicians.

         4. Utilization management initiative. The Company has focused efforts underway to work with network physicians and hospitals to reduce unnecessary utilization. This quality-driven program is being carried out under the leadership of the Company's Chief Medical Officer Dr. Alan Muney and has the potential for savings given the Company's relatively high utilization levels.

         5. Institute reasonable premium price increases. Oxford has begun to institute price increases for its commercial group products to better reflect the value and cost of its products. Since the beginning of the Third Quarter, Oxford has realized average price increases of approximately 7% on renewed commercial group accounts.

         6. Strengthen Operations. The Company will continue its commitment to improve claims payment and service performance. Tom Beauchamp, who recently joined Oxford as Vice President of Information Systems, will spearhead continuing efforts to enhance the Company's system performance and capabilities, and Vikki Pryor, Vice President of Operations, is leading efforts at improving claims turnaround and accuracy and telephone service.


"When I assumed leadership of this Company, I set out to retain our customer base and physician network, improve claims payment, rationalize operations, bring our reimbursement rates more in line with the market, improve the computer systems, return the Company to profitability and maintain Oxford's status as the premier health plan in the New York area," added Dr. Payson. "We are making progress in each of these areas and I feel more confident than ever that we will succeed."

"Norm has an excellent recovery plan in place, one that addresses issues of the past and positions the Company to retain its premier position in the market over the long term," added Fred F. Nazem, the Company's chairman.

"Our original investment thesis was premised on Oxford's unique franchise value and our confidence in the new management team's ability to turnaround the financial losses. After the first 90 days, our confidence is as strong as ever," said Jonathan Coslet, partner of Texas Pacific Group.


1. Study appeared in New York Magazine, June 8, 1998, Volume 31, No. 22. Information is as reported by New York magazine. The Company has not independently verified the accuracy of physician participation information appearing in the study.


2. 1998 MEDSTAT Quality CatalystTM Program Enrollee Study. Study based on 31,175 health plan enrollee responses in 20 U.S. Markets. 10 plans ranked in the New York City market. Visit www.medstat.com for full list of plans included. Oxford's HMO products are underwritten by Oxford Health Plans (NY), Inc. and Insurance benefits are underwritten by Oxford Health Insurance, Inc.

CareData Reports, Inc. 1998 CareData survey conducted May-August 1998 in the New York City, Suburbs and Long Island regions. The Long Island region survey is based on responses from 1,332 employees enrolled in HMO and point-of service plans. The following point-of-service plans were included: Aetna U.S. Healthcare, Oxford Health Plans, United HealthCare and Vytra. The New York City & Northern Suburbs region survey is based on responses from 1,957 employees enrolled in HMO and point-of-service plans. The following point-of-service plans were included: Aetna U.S. Healthcare, Oxford Health Plans, and United HealthCare. Oxford's HMO products are underwritten by Oxford Health Plans (NY), Inc., Oxford Health Plans (NJ), Inc., Oxford Health Plans (CT), Inc., Oxford Health Plans (PA), Inc., and insurance products are underwritten by Oxford Health Insurance, Inc.


            Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release, such as statements concerning the Company's future results of operations or financial position, future health care costs and administrative costs, future premium rates for commercial business, future physician network, future hospital utilization levels, future claims payment and service performance and other operations matters, future transfer of certain Medicaid risks, future Medicare risk sharing agreements with healthcare providers, future dispositions of certain businesses and assets, the Company's belief as to its ability to implement the turnaround plan and achieve its goals, and other statements regarding matters that are not historical facts, are forward-looking statements (as such term is defined in the Securities Exchange Act of 1934, as amended); and because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

- The Company's ability to develop processes and systems to support its operations.

- Changes in Federal or State regulation relating to health care and health benefit plans.

- Rising medical costs or higher utilization of medical services, including higher out-of-network utilization under point of service plans.

- Competition from health benefit plan providers and competitive pressure on pricing Oxford products.

- High administrative costs in operating the Company's business and the cost and impact on service of changing technologies.

- The effect, if any, of recent events at the Company (including any adverse publicity) on future enrollment in the Company's health benefit plans.

- Any changes in the Company's estimates of its medical costs and expected cost trends as a result of information gained in the process of continuing to reconcile delayed claims or claims paid or denied in error and to pay down backlogged claims.

- The impact of litigation (including purported class actions filed against the Company and certain officers and directors), regulatory proceedings and other governmental action (including the ongoing examination, investigation and review of the Company by various Federal and State authorities).

- Those factors included in the discussion under the caption "Management's Discussion and Analysis of the Financial Condition and Results of Operations - Cautionary Statement Regarding Forward-Looking Statements" in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

                               -- TABLES FOLLOW --

                   OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1998 AND 1997
(IN THOUSANDS, EXCEPT PER SHARE, PER MEMBER PER MONTH AND MEMBERSHIP HIGHLIGHTS
DATA)
                                   (UNAUDITED)

                                                                      Three Months Ended                   Six Months Ended
                                                                            June 30                            June 30
                                                                 -----------------------------     ---------------------------------
Revenues:                                                            1998             1997              1998              1997
                                                                 ------------     ------------     --------------   ---------------
   Premiums earned                                               $ 1,155,952         1,044,510         2,369,037         2,014,625
   Third-party administration, net                                     4,311             3,040             9,313             6,116
   Investment and other income (expense), net                         30,849            14,374            42,385            28,498
----------------------------------------------------------------------------------------------------------------------------------
     Total revenues                                                1,191,112         1,061,924         2,420,735         2,049,239
----------------------------------------------------------------------------------------------------------------------------------

Expenses:
   Health care services                                            1,188,265           832,790         2,254,702         1,610,526
   Marketing, general and administrative                             184,894           152,210           370,451           289,606
----------------------------------------------------------------------------------------------------------------------------------
     Total expenses                                                1,373,159           985,000         2,625,153         1,900,132
----------------------------------------------------------------------------------------------------------------------------------

Earnings (loss) before income taxes, financing charges,
   depreciation and amortization, restructuring and
   unusual charges                                                  (182,047)           76,924          (204,418)          149,107

Other charges:
   Interest and other financing charges                               20,752              --              27,601              --
   Depreciation and amortization of property and equipment            18,765            13,712            34,241            26,100
   Restructuring charges                                             174,266              --             199,266              --
   Unusual charges                                                   111,790              --             111,790              --
   Equity in net loss of affiliate                                      --                 120              --               1,020
----------------------------------------------------------------------------------------------------------------------------------
     Total other charges                                             325,573            13,832           372,898            27,120
----------------------------------------------------------------------------------------------------------------------------------

Earnings (loss) before income taxes                                 (507,620)           63,092          (577,316)          121,987
Income tax expense (benefit)                                            --              25,917           (24,394)           50,433

----------------------------------------------------------------------------------------------------------------------------------
Net earnings (loss)                                                 (507,620)           37,175          (552,922)           71,554
Less preferred stock dividends and amortization                       (5,718)             --              (5,718)             --
----------------------------------------------------------------------------------------------------------------------------------
Net earnings (loss) attributable to common stock                 $  (513,338)           37,175          (558,640)           71,554
==================================================================================================================================

Earnings (loss) per common share-basic                           $     (6.41)              .48             (7.00)              .92
Earnings (loss) per common share-diluted                         $     (6.41)              .45             (7.00)              .87

Weighted average common shares outstanding-basic                      80,131            78,188            79,817            78,015
Effect of dilutive securities-stock options                             --               4,486              --               4,498
----------------------------------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding-diluted                    80,131            82,674            79,817            82,513
==================================================================================================================================

Selected information:
   Medical-loss ratio                                                  102.8%             79.7%             95.2%             79.9%
   Administrative-loss ratio                                            17.6%             15.8%             17.0%             15.6%
   PMPM premium revenue                                          $    197.00            198.36            198.44            196.96
   PMPM medical expense                                          $    202.51            158.15            188.86            157.45
   Fully insured member months                                       5,867.7           5,265.7          11,938.3          10,228.5


                                                         Membership at
                                                            June 30                       Increase
------------------------------------------------------------------------------
MEMBERSHIP HIGHLIGHTS                               1998               1997               (Decrease)
---------------------------------------------------------------------------------------------------
Freedom Plan                                     1,362,300          1,218,300              144,000
HMO                                                276,300            235,900               40,400
Medicare                                           159,500            145,600               13,900
Medicaid                                           140,600            187,600             (47,000)
--------------------------------------------------------------------------------------------------
Total Fully Insured                              1,938,700          1,787,400              151,300
Self-funded                                         66,000             46,100               19,900
---------------------------------------------------------------------------------------------------
Total Membership                                 2,004,700          1,833,500              171,200
===================================================================================================

                   OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES
                 QUARTERLY CONSOLIDATED STATEMENTS OF OPERATIONS
                    2ND QUARTER 1998 VERSUS 1ST QUARTER 1998
   (IN THOUSANDS, EXCEPT PER SHARE, PER MEMBER PER MONTH AND MEMBERSHIP DATA)
                                   (UNAUDITED)

                                                                      2nd               1st                 Increase (Decrease)
                                                                                                       -----------------------------
Revenues:                                                           Quarter           Quarter            Amount            %
                                                                 -------------     --------------      -----------      ---------
   Premiums earned                                                 1,155,952         $ 1,213,085          (57,133)        (4.7%)
   Third-party administration, net                                     4,311               5,002             (691)       (13.8%)
   Investment and other income (expense), net                         30,849              11,536           19,313        167.4%
------------------------------------------------------------------------------------------------------------------
     Total revenues                                                1,191,112           1,229,623          (38,511)        (3.1%)
------------------------------------------------------------------------------------------------------------------

Expenses:
   Health care services                                            1,188,265           1,066,437          121,828         11.4%
   Marketing, general and administrative                             184,894             185,557             (663)        (0.4%)
------------------------------------------------------------------------------------------------------------------
     Total expenses                                                1,373,159           1,251,994          121,165          9.7%
------------------------------------------------------------------------------------------------------------------

Earnings (loss) before income taxes, financing charges,
   depreciation and amortization, restructuring and
   unusual charges                                                  (182,047)            (22,371)        (159,676)       713.8%

Other charges:
   Interest and other financing charges                               20,752               6,849           13,903        203.0%
   Depreciation and amortization of property and equipment            18,765              15,476            3,289         21.3%
   Restructuring charges                                             174,266              25,000          149,266        597.1%
   Unusual charges                                                   111,790                --            111,790         --
------------------------------------------------------------------------------------------------------------------
     Total other charges                                             325,573              47,325          278,248        588.0%
------------------------------------------------------------------------------------------------------------------

Earnings (loss) before income taxes                                 (507,620)            (69,696)        (437,924)       628.3%
Income tax expense (benefit)                                            --               (24,394)          24,394       (100.0%)
------------------------------------------------------------------------------------------------------------------
Net earnings (loss)                                                 (507,620)            (45,302)        (462,318)      1020.5%
Less preferred stock dividends and amortization                       (5,718)               --             (5,718)        --
------------------------------------------------------------------------------------------------------------------
Net earnings (loss) attributable to common stock                 $  (513,338)            (45,302)        (468,036)      1033.1%

==================================================================================================================

Earnings (loss) per common share-basic                                 (6.41)        $      (.57)           (5.84)      1024.6%

Earnings (loss) per common share-diluted                               (6.41)        $      (.57)           (5.84)      1024.6%

Weighted average common shares outstanding-basic                      80,131              79,488
Effect of dilutive securities-stock options                             --                  --
------------------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding-diluted                    80,131              79,488
==================================================================================================================

Selected information:
   Medical-loss ratio                                                  102.8%               87.9%            --           --
   Administrative-loss ratio                                            17.6%               16.5%            --           --
   PMPM premium revenue                                              $197.00         $    199.83            (2.83)        (1.4%)
   PMPM medical expense                                              $202.51         $    175.67            26.84         15.3%
   Fully insured member months                                       5,867.7             6,070.6           (202.9)        (3.3%)
   Membership:
     Freedom Plan                                                  1,362,300           1,400,200          (37,900)        (2.7%)
     HMO                                                             276,300             280,900           (4,600)        (1.6%)
     Medicare                                                        159,500             162,600           (3,100)        (1.9%)
     Medicaid                                                        140,600             183,500          (42,900)       (23.4%)
------------------------------------------------------------------------------------------------------------------
     Total Fully Insured                                           1,938,700           2,027,200          (88,500)        (4.4%)
     Self-funded                                                      66,000              68,500           (2,500)        (3.6%)
------------------------------------------------------------------------------------------------------------------
     Total Membership                                              2,004,700           2,095,700          (91,000)        (4.3%)
=================================================================================================================================

                   OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
   FIRST QUARTER 1998, SECOND QUARTER 1998 AND SIX MONTHS ENDED JUNE 30, 1998
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                   1st            2nd           Six
Cash flows from operating activities:                                            Quarter        Quarter       Months
                                                                             -------------  ------------  ------------
   Net earnings (loss)                                                         $ (45,302)     (507,620)     (552,922)

   Adjustments to reconcile net earnings to net cash provided by operating activities:
        Depreciation and amortization                                             16,059        19,303        35,362
        Noncash restructuring and unusual charges                                   --         205,631       205,631
        Deferred income taxes                                                    (24,407)       (4,749)      (29,156)
        Realized gain on sale of investments                                      (1,372)         (749)       (2,121)
        Other, net                                                                 1,312         2,084         3,396
        Changes in assets and liabilities:
          Premiums receivable                                                    (13,903)       74,637        60,734
          Other receivables                                                       (8,066)       (6,014)      (14,080)
          Prepaid expenses and other current assets                              (10,752)        9,348        (1,404)
          Medical costs payable                                                  (23,764)      106,132        82,368
          Trade accounts payable and accrued expenses                             24,110        51,074        75,184
          Income taxes payable/refundable                                         48,836        68,544       117,380
          Unearned premiums                                                      (77,706)        7,566       (70,140)
          Other, net                                                                 378         4,315         4,693
--------------------------------------------------------------------------------------------------------------------
             Net cash provided (used) by operating activities                   (114,577)       29,502       (85,075)
--------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
   Capital expenditures                                                          (29,657)       (6,989)      (36,646)
   Purchases of available-for-sale securities                                   (154,891)     (345,380)     (500,271)
   Sales and maturities of available-for-sale securities                         151,110       265,030       416,140
   Investment in unconsolidated affiliates                                         3,579        (8,984)       (5,405)
   Other, net                                                                      1,018         1,069         2,087
--------------------------------------------------------------------------------------------------------------------
             Net cash used by investing activities                               (28,841)      (95,254)     (124,095)
--------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
   Proceeds from exercise of stock options                                           330           993         1,323
   Proceeds of preferred stock, net of issuance expenses                            --         338,148       338,148
   Proceeds of notes and loans payable                                           200,000       350,000       550,000
   Redemption of notes and loans payable                                            --        (200,000)     (200,000)
   Proceeds of sale of common stock                                                 --          10,000        10,000
   Debt issuance expenses                                                           --         (11,251)      (11,251)
   Payments under capital leases                                                    --          (1,570)       (1,570)
--------------------------------------------------------------------------------------------------------------------
             Net cash provided by financing activities                           200,330       486,320       686,650
--------------------------------------------------------------------------------------------------------------------

Net increase in cash and cash equivalents                                         56,912       420,568       477,480
Cash and cash equivalents at beginning of period                                   4,141        61,053         4,141
--------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                     $  61,053       481,621       481,621

====================================================================================================================

Supplemental cash flow information:
   Cash payments (refunds) for income taxes, net                               $ (46,018)      (61,859)     (107,877)

   Cash payments for interest expense                                              3,881         6,451        10,332

Supplemental schedule of noncash investing and financing activities:
   Unrealized appreciation (depreciation) of short-term investments               (5,043)       (2,730)       (7,773)
   Issuance of preferred stock warrants                                             --          67,000        67,000
   Capital lease obligations incurred                                          $  20,309         1,398        21,707

                   OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                       JUNE 30, 1998 AND DECEMBER 31, 1997
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS
                                                                                       JUNE 30,       Dec. 31,
                                                                                         1998           1997
                                                                                    --------------  ------------
Current assets:                                                                      (Unaudited)
   Cash and cash equivalents                                                         $   481,621           4,141
   Short-term investments-available-for-sale, at market value                            636,403         635,743
   Premiums receivable                                                                   207,703         275,646
   Other receivables                                                                      47,198          45,418
   Prepaid expenses and other current assets                                              11,501          10,097
   Refundable income taxes                                                                 3,059         120,439
   Deferred income taxes                                                                  37,530          38,092
----------------------------------------------------------------------------------------------------------------
        Total current assets                                                           1,425,015       1,129,576

Property and equipment, at cost, net of accumulated depreciation and
   amortization of $143,433 in 1998 and $125,926 in 1997                                 127,989         147,093
Deferred income taxes                                                                    110,398          86,406
Restricted investments - hold-to-maturity, at amortized cost                              47,641            --
Other noncurrent assets                                                                   40,158          34,914
----------------------------------------------------------------------------------------------------------------
        Total assets                                                                 $ 1,751,201       1,397,989
================================================================================================================

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portion of capital lease obligations                                      $     6,819            --
   Medical costs payable                                                                 916,327         762,959
   Trade accounts payable and accrued expenses                                           254,518         152,152
   Unearned premiums                                                                      54,463         124,603
   Deferred income taxes                                                                    --             9,059
----------------------------------------------------------------------------------------------------------------
        Total current liabilities                                                      1,232,127       1,048,773

Senior notes payable                                                                     200,000            --
Term loan payable                                                                        150,000            --
Obligations under capital leases                                                          13,312            --
----------------------------------------------------------------------------------------------------------------
        Total liabilities                                                              1,595,439       1,048,773

Redeemable preferred stock                                                               276,866            --

Shareholder's equity:
   Preferred stock, $.01 par value, authorized 2,000,000 shares                             --              --
   Common stock, $.01 par value, authorized 400,000,000
      shares; issued and outstanding 80,354,390 in 1998
      and 79,474,439 in 1997                                                                 803             795
   Additional paid-in capital                                                            525,325         437,653
   Accumulated deficit                                                                  (648,803)        (95,498)
   Unrealized net appreciation of investments                                              1,571           6,266
----------------------------------------------------------------------------------------------------------------
        Total liabilities and shareholders' equity                                   $ 1,751,201       1,397,989
================================================================================================================


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